EXHIBIT (a)(5)(i)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities of WCI Communities, Inc. The Offer (as defined below) is being made solely by the Offer to Purchase of Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP and High River Limited Partnership, dated March 23, 2007, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares (as defined below) other than Icahn Partners LP, Icahn Partners Master Fund LP and High River Limited Partnership. The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders residing in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws or any administrative or judicial action pursuant thereto. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP and High River Limited Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH
                               ANY AND ALL OF THE
                       OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK)
                                       OF
                              WCI COMMUNITIES, INC.
                                       AT
                              $22.00 NET PER SHARE
                                       BY
                                ICAHN PARTNERS LP
                          ICAHN PARTNERS MASTER FUND LP
                        ICAHN PARTNERS MASTER FUND II LP
                        ICAHN PARTNERS MASTER FUND III LP
                                       AND
                         HIGH RIVER LIMITED PARTNERSHIP
                          ----------------------------

--------------------------------------------------------------------------------

              THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
            MIDNIGHT, NEW YORK CITY TIME, ON MAY 18, 2007, UNLESS THE
                               OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer is being made by Icahn Partners LP, a Delaware limited partnership, Icahn Partners Master Fund LP, a Cayman Islands exempted limited partnership, Icahn Partners Master Fund II LP, a Cayman Islands exempted limited partnership, Icahn Partners Master Fund III LP, a Cayman Islands exempted limited partnership, and High River Limited Partnership, a Delaware limited partnership (collectively, the "Offeror"), to purchase any and all of the outstanding shares of Common Stock, par value $0.01 per share, of WCI Communities, Inc., a Delaware corporation (the "Company"), and the rights to purchase certain preferred stock associated with the shares of Common Stock (the "Rights" and, together with the shares of Common Stock, the "Shares"), for $22.00 per share in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase of Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP and High River Limited Partnership, dated March 23, 2007, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offeror will pay all charges and expenses of MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), and American Stock Transfer & Trust Company, as Depositary (the "Depositary"), incurred in connection with the Offer. The Offeror will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

     The following three conditions apply to the Offer. (i) The Rights (known as the "Poison Pill") have been redeemed and are otherwise inapplicable to the Offer and the Offeror. (ii) The Company's board has taken action such that the provisions of Section 203 of the Delaware General Corporation Law would not, following consummation of the Offer, prohibit or restrict any Business Combination, as defined therein, involving the Company and the Offeror or any affiliate or associate of the Offeror. (iii) In the event that the number of Shares tendered and not withdrawn plus the number of Shares beneficially owned by the Offeror exceeds 50% of the outstanding Shares, and the Offeror's nominees do not yet constitute a majority of the Company's board, the current directors of the Company have resigned and appointed the Offeror's nominees to the board such that they constitute all of the Company's board of directors. The Offer is also subject to other customary conditions. See Section 14 of the Offer to Purchase. The Offer is not conditioned upon the Offeror obtaining financing or any due diligence review.

     If, on the Expiration Date, May 18, 2007, or as it is extended, the Company's board has not satisfied the foregoing conditions but the Offeror's nominees constitute at least a majority of the board, the Offeror intends to extend the Expiration Date to at least June 18, 2007, to allow the new board of directors, subject to their fiduciary duties, to cause the poison pill to be redeemed and Section 203 to be inapplicable.

     If, on May 18, 2007, the foregoing conditions have not been met and the Company has yet to conclude its 2007 annual meeting, the Offeror currently does not intend to extend the Expiration Date of the Offer.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and pay for Shares which are validly tendered and not properly withdrawn on or prior to the Expiration Date, as soon as practicable after the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on May 18, 2007, unless and until the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire prior to the purchase of any Shares by the Offeror. If the Offeror purchases any Shares in the Offer, the Offeror will purchase in the Offer all Shares validly tendered and not withdrawn prior to the Expiration Date.

     In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase on or prior to the Expiration Date, and either
(i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth in the Offer to Purchase must be complied with. No alternative, conditional or contingent tenders will be accepted.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn prior to the Expiration Date when, as and if the Offeror gives oral or written notice to the Depositary, as agent for the tendering stockholders, of the Offeror's acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving such payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1 of the Offer to Purchase, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in
Section 3 of the Offer to Purchase and except as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENTS.

     Pursuant to Rule 14d-11 under the Exchange Act, although the Offeror does not currently intend to do so, the Offeror may, subject to certain conditions, elect to provide a subsequent offering period of from three (3) business days to twenty (20) business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which stockholders could tender Shares not tendered in the Offer. If the Offeror elects to include a Subsequent Offering Period, it will notify stockholders of the Company by making a public announcement on the next business day after the Expiration Date consistent with the requirements of Rule 14d-11 under the Exchange Act. The same consideration will be paid to stockholders tendering shares in the Offer or in a Subsequent Offering Period, if one is included.

     The Offeror expressly reserves the right, in its sole discretion, at any time and from time to time: (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares; (ii) upon the occurrence of any of the conditions to the Offer, to delay the acceptance for payment of, or payment for, any Shares not already accepted for payment or paid for; (iii) to impose conditions to the Offer in addition to the conditions to the Offer described in the Offer to Purchase; (iv) except as required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC"), to change the Expiration Date;
(v) to waive or amend any of the conditions to the Offer or otherwise amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, the number of Shares being sought, or both) by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and making a public announcement thereof. In addition, the Offeror may extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or as required by applicable law.

     The rights reserved by the Offeror in the preceding paragraphs are in addition to Offeror's rights pursuant to Section 14 of the Offer to Purchase. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act.

     If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten (10) business days maybe required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or inclusion of or change to a dealer's soliciting fee, a minimum ten (10) business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, the Offeror changes the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at anytime earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by the Offeror as provided herein, may also be withdrawn on or after May 22, 2007. For a withdrawal of Shares tendered to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC's procedures. No withdrawal rights would apply to Shares tendered in a Subsequent Offering Period, if any, and no withdrawal rights apply during any Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment.

     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     A request is being made to the Company for the use of its stockholder list and security position listing for the purposes of disseminating the Offer to Purchase (and the related Letter of Transmittal and other relevant materials) to the holders of Shares. Upon compliance by the Company with such request, the Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER REFERS TO A POSSIBLE PROXY SOLICITATION. THE OFFER TO PURCHASE IS NOT INTENDED TO AND DOES NOT CONSTITUTE (I) A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR (II) A SOLICITATION OF A CONSENT OR AUTHORIZATION IN THE ABSENCE OF ANY SUCH MEETING. ANY SUCH SOLICITATION WHICH THE OFFEROR MAY MAKE WILL BE MADE ONLY PURSUANT TO PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF WCI COMMUNITIES, INC. FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WHICH WILL BE MAILED TO STOCKHOLDERS OF WCI COMMUNITIES, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE
SCHEDULE 14A FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2007.

     THIS SUMMARY ADVERTISEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL WHICH CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     The Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery are being filed with the SEC and will be made available through the SEC's website at http://www.sec.gov/. Any questions or requests for assistance or for additional copies of the Offer to Purchase, the related Letter of Transmittal and other related tender offer materials may be directed to the Information Agent at its address and telephone numbers set forth below, and copies will be furnished promptly at the Offeror's expense.


                     THE INFORMATION AGENT FOR THE OFFER IS:


                            MacKenzie Partners, Inc.
                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                                       or
                          CALL TOLL-FREE (800) 322-2885

                       Email: wci@mackenziepartners.com